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                                                                   Exhibit 23.23
                                                                   -------------



                    CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
TGF Technologies, Inc.


We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-3, Number 333-48100) of Earthlink, Inc. of our report dated February 6, 1999 with respect to the balance sheet of TGF Technologies, Inc. as of December 31, 1998, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1998 of TGF Technologies, Inc., which report appears in the Form 10-K of OneMain.Com, Inc. dated March 30, 2000.

/s/ KPMG LLP


Burlington, Vermont

January 8, 2001